Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Marshall Murphy

(469) 549-3005

Nationstar Mortgage LLC and Nationstar Capital Corporation Announce Results of the Exchange Offers for their 9.625% Senior Notes Due 2019, 7.875% Senior Notes Due 2020 and 6.500% Senior Notes Due 2021

Lewisville, TX (June 26, 2013) – Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”), a leading residential mortgage services company, announced today the final results of the registered exchange offers (the “Exchange Offers”) by its wholly-owned subsidiaries Nationstar Mortgage LLC (the “Company”) and Nationstar Capital Corporation (together with the Company, the “Issuers”) previously announced on May 23, 2013.

The Exchange Offers pertained to all of the Issuers’ outstanding $375,000,000 aggregate principal amount of 9.625% Senior Notes due 2019 (the “2019 Initial Notes”), $400,000,000 aggregate principal amount of 7.875% Senior Notes due 2020 (the “2020 Initial Notes”) and $600,000,000 aggregate principal amount of 6.500% Senior Notes due 2021 (the “2021 Initial Notes” and, together with the 2019 Initial Notes and the 2020 Initial Notes, the “Initial Notes”), which were not registered under the Securities Act of 1933, as amended (the “Act”), for $375,000,000 aggregate principal amount of 9.625% Senior Notes due 2019 (the “2019 Exchange Notes”), $400,000,000 aggregate principal amount of 7.875% Senior Notes due 2020 (the “2020 Exchange Notes”) and $600,000,000 aggregate principal amount of 6.500% Senior Notes due 2021 (the “2021 Exchange Notes” and, together with the 2019 Exchange Notes and the 2020 Exchange Notes the “Exchange Notes”), which have been registered under the Act.

The Exchange Offers commenced on May 23, 2013 and expired at 5:00 p.m. New York City time, on June 21, 2013. Wells Fargo Bank, National Association, acting as exchange agent for the Exchange Offers, advised the Issuers that all of the $1,375,000,000 aggregate principal amount of the Initial Notes have been validly tendered for exchange, representing 100% of the principal amount of the outstanding Initial Notes. The Issuers accepted all of the Initial Notes validly tendered and not withdrawn.

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The Exchange Offers were made only pursuant to the prospectus dated May 23, 2013 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Nationstar

Based in Lewisville, Texas, Nationstar offers servicing, origination, and real estate services to financial institutions and consumers. Nationstar is one of the largest servicers in the United States and operates an integrated loan origination business that mitigates servicing portfolio run-off and improves credit performance for loan investors. Our Solutionstar business unit offers asset management, settlement, and processing services. As of June 1, 2013, Nationstar employs over 7,200 people.

Forward Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements convey the Issuers’ current expectations or forecasts of future events. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Issuers’ actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in “Risk Factors” contained in the Issuers’ registration statement on Form S-4 and in Nationstar’s annual report and quarterly report, as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at http://www.sec.gov. Unless required by law, the Issuers undertake no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.